EXHIBIT 23.1

                              ARTHUR ANDERSON LLP








                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    -----------------------------------------




As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (relating to Georgia Power Capital Trust I Preferred Securities, Georgia Power Capital Trust II Preferred Securities, Georgia Power Capital Trust III Preferred Securities, Georgia Power Company Junior Subordinated Notes and Georgia Power Company Guarantee with respect to Preferred Securities of Georgia Power Capital Trust I, Georgia Power Capital Trust II and Georgia Power Capital Trust III) of our reports on Georgia Power Company dated February 21, 1996 included in Georgia Power Company's Form 10-K for the year ended December 31, 1995 and to all references to our firm included in this Registration Statement.


/s/ARTHUR ANDERSEN LLP




Atlanta, Georgia
June 14, 1996